SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. _____)

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DOR BIOPHARMA, INC.
1101 Brickell Avenue, Suite 701-S
Miami, Florida 33131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
December 29, 2006

To the Stockholders:

The annual meeting of stockholders of DOR BioPharma, Inc., will be held at the J.W. Marriott on the 5th Floor, 1109 Brickell Avenue, Miami, FL 33131, on December 29, 2006, at 10:30 a.m., Eastern, for the following purposes, each as more fully described herein:

1.  To elect four directors to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified;

2.  To consider and approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 150,000,000 to 250,000,000;

3.  To ratify the appointment of Sweeney, Gates & Co. as our independent auditors for the year ending December 31, 2006; and

4.  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on November 3, 2006 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and for a period of 10 days prior to the meeting, during regular business hours, at our corporate headquarters at the address set forth above.

Information concerning the matters to be acted upon at the Annual Meeting is included in the accompanying proxy statement. Whether or not you expect to attend the Annual Meeting, your vote is important. Please vote as soon as possible via either the internet, telephone or mail.

By Order of the Board of Directors

Christopher J. Schaber, Ph.D.
President and Chief Executive Officer

Miami, Florida
December , 2006

DOR BioPharma, Inc.
1101 Brickell Avenue, Suite 701-S
Miami, FL 33131
Phone: (786) 425-3848

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

We are furnishing this Proxy Statement to stockholders of record as of the close of business on November 3, 2006 in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Stockholders to be held on December 29, 2006. This Proxy Statement and the accompanying form of proxy are being mailed to the stockholders on or about December 12, 2006. Our Annual Report on Form 10-KSB for the year ended December 31, 2005 (which does not form a part of the proxy solicitation materials) is being distributed concurrently herewith to stockholders.

VOTING SECURITIES; PROXIES; REQUIRED VOTE

Voting Securities

At the annual meeting, each holder of record of Common Stock at the close of business on November 3, 2006 will be entitled to one vote for each share of Common Stock owned on that date as to each matter presented at the Annual Meeting. On November 3, 2006, 68,778,401 shares of Common Stock were outstanding.

Proxies

You cannot vote your shares at the meeting unless you are present in person or represented by proxy. All properly executed and unrevoked proxies in the accompanying form that are received in time for the meeting will be voted at the meeting or any adjournment or postponement thereof in accordance with instructions thereon, or if no instructions are given, will be voted "FOR" the election of all of the named nominees as Directors, "FOR" the ratification of Sweeney, Gates & Co. as our independent auditors, and in accordance with the judgment of the persons appointed as proxies with respect to other matters which properly come before the Annual Meeting. You may revoke a proxy by written notice to us at any time prior to exercise of the proxy. In addition, although mere attendance at the Annual Meeting will not revoke a proxy, you may withdraw your proxy by voting in person.

Voting Your Proxy

Whether or not you plan to attend the Annual Meeting, you may vote your shares via Internet, telephone or mail as more fully described below:

•	By Internet: Go to www.voteproxy.com and follow the instructions. Have your proxy card available when you call.

•	By Telephone: Call 1-800-PROXIES (1-800-776-9437) and follow the voice prompts. Have your proxy card available when you call.

•	By Mail: If you have received a proxy card, mark your vote, sign your name exactly as it appears on your proxy card, date your card and return it in the envelope provided.

Required Vote

At the Annual Meeting, (1) a plurality of the votes cast in person or by proxy is required to elect Directors (meaning that the four nominees receiving the highest number of "FOR" votes will be elected; and (2) the affirmative vote of holders of at least a majority of the voting power of the outstanding shares of Common Stock represented in person or by proxy at the meeting is required to (a) approve the amendment to the Amended and Restated Certificate of Incorporation and (b) ratify the appointment of Sweeney, Gates & Co. as the independent auditors of our financial statements for the year ending December 31, 2006. Stockholders are not allowed to cumulate their votes in the election of directors. In voting on the election of directors, abstentions and broker non-votes (which occur when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner) will be disregarded and not treated as votes cast and, therefore, will not affect the outcome of the election. Abstentions will have the same effect as votes against the proposals to ratify the appointment of Sweeney, Gates & Co., but broker non-votes will not be counted as votes against such proposal or as shares present or represented at the meeting.

Quorum

The required quorum for the transaction of business at the Annual Meeting will be a majority of the voting power of shares of Common Stock issued and outstanding on the record date. Abstentions and broker non-votes will be included in determining the presence of a quorum.

PROPOSAL 1
ELECTION OF DIRECTORS

Unless otherwise directed, the persons appointed in the accompanying form of proxy intend to vote at the Annual Meeting for the election of the four nominees named below as directors to serve until our next annual meeting of stockholders or until their successors have been duly elected and qualified. If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of such substitute nominee as the Board of Directors recommends or to allow the vacancy to remain open until filled by the Board of Directors, as the Board of Directors recommends. The Board of Directors does not currently anticipate that any nominee will be unable to be a candidate for election.

The Board of Directors currently has four members, all of whom are nominees for re-election. Each Director will serve until the next annual meeting of stockholders or until his successor has been duly elected and qualified, unless he dies, resigns or is removed from office prior to that time. One of the four nominees was appointed to the Board of Directors since the last election of directors at our 2005 annual stockholders meeting: Christopher J. Schaber, Ph.D. was appointed on August 29, 2006.

Name	Age	Position	Director Since
James S. Kuo, M.D., M.B.A.	42	Chairman of the Board	2004
Steve H. Kanzer, C.P.A., J.D.	42	Vice Chairman of the Board	1996
Christopher J. Schaber, Ph.D.	40	Director, President and Chief Executive Officer	2006
Evan Myrianthopoulos	42	Director , and Chief Financial Officer	2002

James S. Kuo, M.D., M.B.A., has been a director since 2004 and currently serves as the non-executive Chairman of the Board. Since 2006, he has served as President and Chief Executive Officer of Cysteine Pharma, Inc. From 2003 to 2006, he served as founder, Chairman and Chief Executive Officer of BioMicro Systems, Inc. a private venture-backed, microfluidics company. From 2001 to 2002, he served as President and Chief Executive Officer of Microbiotix, Inc., a private, anti-infectives drug development company. Prior to that time, Dr. Kuo was co-founder, President and Chief Executive Officer of Discovery Laboratories, Inc. where he raised over $22 million in initial private funding and took the company public. He has held senior licensing and business development positions at Pfizer, Inc., and Myriad Genetics, Inc. Dr. Kuo has also been the Managing Director of Venture Analysis at HealthCare Ventures, LLC and Vice President at Paramount Capital Investments, LLC.  Dr. Kuo is further a founder of ArgiNOx Pharmaceuticals, Inc., and Monarch Labs. LLC.  Dr. Kuo simultaneously received his M.D. from the University of Pennsylvania School of Medicine and his M.B.A. from the Wharton School of Business.

Steve H. Kanzer, C.P.A., J.D., has been a director since 1996 and currently serves as the non-executive Vice Chairman of the Board. Mr. Kanzer served as our Interim President from June 30, 2002 through January 4, 2003. Since February 2001, Mr. Kanzer has served as Chairman and Chief Executive Officer, and from February 2001 until May 2006 also as President, of Pipex Therapeutics, Inc. (“Pipex”), a specialty pharmaceutical company in Ann Arbor, Michigan developing oral late stage drug candidates for CNS and fibrotic diseases. He also serves as President and/or a member of the board of directors of several of Pipex’s subsidiaries, including CD4 Biosciences, Inc., Effective Pharmaceuticals, Inc., Putney Drug Corp. and Solovax, Inc. Since December 2000, he has served as Chairman of Accredited Ventures Inc. and Accredited Equities Inc., respectively, a venture capital firm and NASD member investment bank specializing in the biotechnology industry. Prior to founding Accredited Ventures and Accredited Equities in December 2000, Mr. Kanzer was a co-founder of Paramount Capital, Inc. in 1992 and served as Senior Managing Director - Head of Venture Capital of Paramount Capital until December 2000. While at Paramount Capital, Mr. Kanzer was involved in the formation and financing of a number of biotechnology companies, including our company as well as a private biopharmaceutical company, Corporate Technology Development, Inc. ("CTD"). Mr. Kanzer was full-time Chief Executive Officer of CTD from March 1998 until December 2000 and part-time Chief Executive Officer from December 2000 until our company completed its acquisition of CTD in November 2001. From 1995 until June 1999, Mr. Kanzer was a founder and Chairman of Discovery Laboratories, Inc., a public biotechnology company. Prior to joining Paramount Capital in 1992, Mr. Kanzer was an attorney at the law firm of Skadden, Arps, Slate, Meagher & Flom in New York. Mr. Kanzer received his J.D. from New York University School of Law and a B.B.A. in accounting from Baruch College where he was a Baruch Scholar.

Christopher J. Schaber, Ph.D., has been a director since August 2006 and is the President and Chief Executive Officer. Prior to joining, Dr. Schaber served from 1998 to 2006 as Executive Vice President and Chief Operating Officer of Discovery Laboratories, Inc. where he was responsible for their operations including all drug development and commercial launch activities. From 1996 to 1998, Dr. Schaber was a co-founder of Acute Therapeutics, Inc., and served as Vice President of Regulatory Compliance and Drug Development. From 1994 to 1996, Dr. Schaber was employed by Ohmeda PPD, Inc., as Worldwide Director of Regulatory Affairs and Operations. From 1989 to 1994, Dr. Schaber held a variety of regulatory, development and operations positions with The Liposome Company, Inc., and Elkins-Sinn Inc., a division of Wyeth-Ayerst Laboratories. Dr. Schaber received his B.A. from Western Maryland College, a M.S. in Pharmaceutics from Temple University School of Pharmacy and a Ph.D. in Phamaceutical Sciences from The Union Graduate School.

Evan Myrianthopoulos, has been a director since 2002 and is currently the Chief Financial Officer after joining in November of 2004 as President and Acting Chief Executive Officer. From November 2001 to November 2004, he was President and founder of CVL Advisors, Group, Inc., a financial consulting firm specializing in the biotechnology sector. Prior to founding CVL Advisors Group, Inc., Mr. Myrianthopoulos was a co-founder of Discovery Laboratories, Inc. During his tenure at Discovery from June 1996 to November 2001, Mr. Myrianthopoulos held the positions of Chief Financial Officer and Vice President of Finance, where he was responsible for raising approximately $55 million in four private placements. He also negotiated and managed Discovery’s mergers with Ansan Pharmaceuticals and Acute Therapeutics, Inc. prior to co-founding Discovery, Mr. Myrianthopoulos was a Technology Associate at Paramount Capital Investments, L.L.C., a New York City based biotechnology venture capital and investment banking firm. Prior to joining Paramount Capital, Mr. Myrianthopoulos was a managing partner of S + M Capital Management, a hedge fund which specialized in syndicated stock offerings and also engaging in arbitrage of municipal and mortgage bonds. Prior to that, Mr. Myrianthopoulos held senior positions in the treasury department at the National Australia Bank where he was employed as a spot and derivatives currency trader. Mr. Myrianthopoulos holds a B.S. in Economics and Psychology from Emory University.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote "FOR" the election of all of the nominees listed above.

Section 16(a) Beneficial Ownership Reporting Compliance

We are required to identify each person who was an officer, director or beneficial owner of more than 10% of our registered equity securities during our most recent fiscal year and who failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act").

To our knowledge, based solely on our review of the copies of such reports received by us, and representations from certain reporting persons, we believe that, during the year ended December 31, 2005, our directors, executive officers and significant stockholders have timely filed the appropriate form under Section 16(a) of the Exchange Act, except Form 4's for Steve Kanzer (one filing); Alexander P. Haig (one filing); T.J. Madison (one filing); and James Kuo (one filing), all of which have been subsequently made.

Corporate Governance

Pursuant to our Amended and Restated Certificate of Incorporation and By-laws, our business and affairs are managed under the direction of the Board of Directors. Members of the Board of Directors are kept informed of our business through discussions with senior management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

The Board of Directors has determined that Dr. Kuo and Mr. Kanzer are "independent" as such term is defined by the applicable listing standards of the American Stock Exchange. The Board of Directors based this determination primarily on a review of the responses of the directors to questions regarding their employment, affiliations and family and other relationships.

The Board of Directors held sixteen meetings in 2005, and each director who served as a director during 2005, except Stuart Sedlack, attended more than 75% of the meetings of the Board of Directors and each of the committees on which he served.

We typically schedule a meeting of the Board of Directors in conjunction with our Annual Meeting and expect that all directors will attend, absent a valid reason, such as a scheduled conflict. Last year, all of the individuals then serving as directors attended the Annual Meeting in person or telephonically.

The Board of Directors has the following three committees: (1) Compensation, (2) Audit and (3) Nominating. The Board of Directors has adopted a written charter for each of these committees. These charters are posted on our website: http://www.dorbiopharma.com under the caption "Investors."

The Board of Directors has also adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers (including the Chief Executive Officer and the Chief Financial Officer) and employees. Our Code of Business Conduct and Ethics is posted under the caption "Investors" on our website: http://www.dorbiopharma.com. If, in the future, the Board of Directors amends the Code of Business Conduct and Ethics or grants a waiver to our Chief Executive Officer, Chief Financial Officer or any future principal accounting officer with respect to the Code of Business Conduct and Ethics, we will post the amendment or a description of the waiver on our website.

Compensation Committee

The Board of Directors has a Compensation Committee, which is comprised of Dr. Kuo and Mr. Kanzer. The Compensation Committee is responsible for reviewing and approving the executive compensation program, assessing executive performance, making grants of salary and annual incentive compensation and approving certain employment agreements. The Board of Directors has determined that all members of the Compensation Committee are "independent" directors; as such term is defined by Section 121(A) of the American Stock Exchange listing standards. The Compensation Committee met one time during the fiscal year ended December 31, 2005.

Nominating Committee

The Board of Directors has a Nominating Committee, which is comprised of Dr. Kuo and Mr. Kanzer. The Nominating Committee makes recommendations to the Board of Directors regarding the size and composition of the Board of Directors, establishes procedures for the nomination process, recommends candidates for election to the Board of Directors and nominates officers for election by the Board of Directors. The Board of Directors has determined that all members of the Nominating Committee are "independent" directors; as such term is defined by Section 121(A) of the American Stock Exchange listing standards.  The Nominating Committee met one time during the fiscal year ended December 31, 2005.

In considering candidates for the Board of Directors, the Nominating Committee considers the entirety of each candidate's credentials and does not have any specific minimum qualifications that must be met by a nominee. However, the Nominating Committee does believe that all members of the Board of Directors should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters, and no conflict of interest that would interfere with performance as a director. In the case of current Directors being considered for nomination, the Nominating Committee also takes into account the director's history of attendance at meetings of the Board of Directors or its committees, the Director's tenure as a member of the Board of Directors, and the Director's preparation for and participation in such meetings.

Stockholders who wish to suggest qualified candidates should write to the Office of the Secretary, DOR BioPharma, Inc., 1101 Brickell Avenue, Suite 701-S, Miami, Florida 33131, specifying the name of the candidates and stating in detail the qualifications of such persons for consideration by the Nominating Committee. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation. Stockholders who wish to nominate a director for election at an annual meeting of the stockholders must otherwise comply with our by-laws regarding stockholder proposals and nominations. See "Deadline for Stockholder Proposals" contained herein.

Audit Committee

The Board of Directors has an Audit Committee, which is comprised of Dr. Kuo and Mr. Kanzer. The Audit Committee assists the Board of Directors in monitoring the financial reporting process, the internal control structure and the independence and performance of the internal audit department and the independent public accountants. Its primary duties are to serve as an independent and objective party to monitor the financial process and internal control system, to review and appraise the audit effort of the independent accountants and to provide an open avenue of communication among the independent accountants, financial and senior management, and the Board of Directors. During the year, the Board of Directors examined the composition of the Audit Committee in light of the applicable listing standards of the American Stock Exchange and the regulations under the Exchange Act applicable to audit committees. Based upon this examination, the Board of Directors has determined that all members of the Audit Committee are "independent" directors within the meaning of such listing standards and the Exchange Act and the rules and regulations thereunder. The Board of Directors has determined that Dr. Kuo and Mr. Kanzer each qualify as an "audit committee financial expert" as that term is defined in the applicable regulations of the Exchange Act and the regulations thereunder. The Audit Committee met four times during the fiscal year ended December 31, 2005.

Report of the Audit Committee of the Board of Directors

The Audit Committee submits the following report for the year ended December 31, 2005:

The Audit Committee has reviewed and discussed with both management and the outside auditors the audited consolidated financial statements as of and for the year ended December 31, 2005. The Audit Committee's review included discussion with the outside auditors of matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the independent auditors matters relating to the auditors' independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 for filing with the SEC.

Submitted by the Audit Committee,

James S. Kuo, M.D., M.B.A.

Steve H. Kanzer, C.P.A., J.D.
___________________________

Communications with the Board of Directors

Stockholders or other interested parties may communicate with the Board of Directors by sending a letter to DOR BioPharma, Inc. Board of Directors, c/o The Office of the Secretary, DOR BioPharma, Inc, 1101 Brickell Avenue, Suite 701-S, Miami, FL 33131. The Office of the Secretary will receive the correspondence and forward it to the Director(s) to whom the communication is addressed.

Executive Compensation

The following table contains information concerning the compensation paid during our fiscal years ended December 31, 2003, 2004 and 2005, to the persons who served as our Chief Executive Officers, and each of the four other most highly compensated executive officers during 2005 (collectively, the "Named Executive Officers").

Summary Compensation Table

Name	Position	Years	Annual Salary	Annual Bonus	Long term Compensation Awards Securities Underlying Options
Evan Myrianthopoulos (1)	CFO	2005	$185,000	$25,000	-
		2004	$25,694	-	650,000
Robert Brey (2)	CSO	2005	$155,000	-	-
		2004	$155,000	-	-
		2003	$164,637	-	-
James Clavijo (3)	Controller	2005	$125,375	$25,000	150,000
		2004	$27,500	-	100,000
Michael Sember (4)	CEO	2005	$300,000	$50,000	-
		2004	$20,000	-	2,000,000
Gregory Davenport (5)	President	2005	$140,000	$28,000	-
	BioDefense	2004	$124,375	$25,000	600,000
		2003	$9,583	-	-
Geoff Green (6)	Acting	2005	-	-	-
	CEO	2004	$124,490	$26,667	700,000
		2003	$55,464	-	-
Ralph Ellison (7)	CEO	2005	-	-	-
		2004	$323,076	$108,333	2,000,000
		2003	$200,000	-	-

(1) Mr. Myrianthopoulos joined us in November 2004 as President and Acting Chief Executive Officer and then in December 2004 he accepted the position of Chief Financial Officer. Although Mr. Myrianthopoulos had earned his $50,000 bonus in December 2005, he deferred payment of $25,000 of the bonus until 2006.

(2) Dr. Brey joined us in December 1996.

(3) Mr. Clavijo joined in October 2004.

(4) Mr. Sember joined us in December 2004. Mr. Sember ceased to be employed in August 2006.Although Mr. Sember had earned his $100,000 bonus in December 2005, he deferred payment of $50,000 of the bonus until 2006.

(5) Dr. Davenport joined us in December 2003. Dr. Davenport ceased to be employed by us in January 2006.

(6) Mr. Green joined us in July 2003 as Vice President, Clinical Operations and then in July 2004 accepted the position of President and Acting Chief Executive Officer. Mr. Green resigned in November 2004.

(7) Dr. Ellison joined us in March 2003 and resigned in July 2004.

The following table contains information concerning options granted to the Named Executive Officers during the fiscal year ended December 31, 2005. We have never issued Stock Appreciation Rights.

Option Grants in Last Fiscal Year

Named Executive Officer	Number of Securities Underlying Options Granted (1)	Percentage of Total Options Granted to Employees in Fiscal Year (2)	Exercise Price ($/share)(3)	Expiration Date
James Clavijo (4)	150,000	33%	$0.45	02/22/2015

(1) Dr. Schaber, Mr. Myrianthopoulos, Dr. Brey, Mr. Sember, Dr. Davenport, Dr. Ellison and Mr. Green did not receive any options during fiscal year 2005.

(2) Based on options to purchase an aggregate of 450,000 shares of our common stock granted to employees and non-employee board members in the fiscal year ended December 31, 2005, including all options granted to the Named Executive Officers in all capacities in the fiscal year ended December 31, 2005.

(3) The exercise price of each grant is equal to the fair market value of the common stock on the date of the grant.

(4) Mr. Clavijo's options will vest 50,000 immediately and remainder vest quarterly on each three month anniversary of effective date at a rate of 8,333.

Fiscal Year-End Option Table

The following table provides information on the total number of exercisable and unexercisable stock options held at December 31, 2005 by the Named Executive Officers. None of the Named Executive Officers exercised any options during fiscal year 2005.

Fiscal Year-End Option Values

	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End(1) ($)
Named Executive Officer	Exercisable	Unexercisable	Exercisable	Unexercisable
Evan Myrianthopoulos	566,668	333,332	-	-
James Clavijo	108,332	141,668	-	-
Michael Sember (2)	1,120,000	880,000	-	-
Gregory Davenport(3)	400,000	200,000	-	-
Robert Brey	115,000	-	-	-

(1)
Based on the difference between the option's exercise price and a closing price of $0.27 for the underlying common stock on December 30, 2005 as reported by the American Stock Exchange. Options with an exercise price greater than $0.27 were assigned no value.

(2)
Based on Mr. Sember’s termination on August 25, 2006 he had not fully vested in all his options. As of August 25, 2006, Mr. Sember had vested in 1,340,000 options which are exercisable for a period of one year from the date of termination. These options have not been exercised.

(3)	Based on Dr. Davenport’s termination on January 15, 2006 he had vested in 400,000 options. As of April 15, 2006 those options had expired.

Employment and Severance Agreements

On August 29, 2006, we entered into a three year employment agreement with Christopher J. Schaber, Ph.D. Pursuant to this employment agreement, we agreed to pay Dr. Schaber a base salary of $300,000 and an annual bonus of at least $100,000 payable at the end of each calendar year. The bonus will be prorated for any portion of a year in which Dr. Schaber is employed by us. We agreed to issue Dr. Schaber options to purchase 2,500,000 shares of our common stock, with one-third immediately vesting and the remainder of the options vesting quarterly over a period of three years. Upon termination without "just cause" as defined in the agreement, we would pay Dr. Schaber six months severance, as well as any accrued bonuses and accrued vacation. No unvested options would vest beyond the termination date.

On May 10, 2006, the three year employment agreement we entered into on February 7, 2005 with James Clavijo was amended. The amendment included an increase in the base salary to $155,000 per year, an increase in the minimum annual bonus to $35,000 per year and the issuance of 200,000 shares of common stock, of which 50,000 will vest immediately and the remainder vesting over three years. The original employment agreement agreed to pay Mr. Clavijo a base salary of $125,000 per year and a minimum annual bonus of $25,000. Also, we agreed to issue him options to purchase 150,000 shares of our common stock, with one third immediately vesting and the remainder vesting over three years. Upon termination without "just cause" as defined by this agreement, we would pay Mr. Clavijo three months severance subject to setoff, as well as any unpaid bonuses and accrued vacation. No unvested options shall vest beyond the termination date. Mr. Clavijo also received 100,000 options, vesting over three years when he was hired on October 18, 2004, as Controller, Treasurer and Corporate Secretary.

On May 10, 2006, the three year employment agreement we entered into on December 9, 2004 with Evan Myrianthopoulos was amended. The amendment included an increase in the base salary to $200,000 per year and the issuance of 400,000 shares of common stock, of which 100,000 will vest immediately and the remainder vesting over three years. The original employment agreement agreed to pay Mr. Myrianthopoulos a base salary of $185,000 per year and a minimum annual bonus of $50,000. Also, we agreed to issue him options to purchase 500,000 shares of our common stock, with the options vesting over three years. Upon termination without "just cause" as defined by this agreement, we would pay Mr. Myrianthopoulos six months severance subject to setoff, as well as any unpaid bonuses and accrued vacation. No unvested options shall vest beyond the termination date. Mr. Myrianthopoulos also received 150,000 options, vested immediately when he was hired on November 11, 2004 as President and Acting Chief Executive Officer.

On December 7, 2004, we entered into a three year employment agreement with Michael T. Sember, M.B.A. Pursuant to this employment agreement we agreed to pay Mr. Sember a base salary of $300,000 per year. After one year of service Mr. Sember would be entitled to a minimum annual bonus of $100,000. We agreed to issue him options to purchase 2,000,000 shares of our common stock, with one third immediately vesting and the remainder vesting over three years. Upon termination without "just cause" as defined by this agreement, we would pay Mr. Sember six months severance, as well as any unpaid bonuses and accrued vacation. No unvested options vested beyond the termination date. On August 25, 2006, Mr. Sember was terminated at which time he was to receive his six months severance and accrued vacation, which was payable on each of the normal payroll periods. Mr. Sember had also vested in 1,340,000 of his stock options, which would expire on August 25, 2007.

On September 1, 2004, we entered into a one year employment agreement with Gregory Davenport, Ph.D. Pursuant to this employment agreement we agreed to pay Dr. Davenport a base salary of $140,000 per year. After one year of service Dr. Davenport would be entitled to a minimum annual bonus of 20% of his annual salary. We agreed to issue him options to purchase 600,000 shares of our common stock, with options vesting based on milestones. Upon termination without "just cause" as defined by this agreement, we would pay Dr. Davenport three months severance, as well as any unpaid bonuses and accrued vacation. All options would become fully vested and he would have 90 days to exercise those options. On January 15, 2006, Dr. Davenport was terminated at which time he was to receive his three months severance and accrued vacation, which was payable on each of the normal payroll periods. Dr. Davenport had also vested in 400,000 of his stock options, which expire on April 15, 2006.

On July 31, 2003, we entered into a three year employment agreement with Geoff Green. Pursuant to this employment agreement we agreed to pay Mr. Green a base salary of $100,000 per year. After one year of service he would be entitled to an annual bonus of $20,000. We agreed to issue him options to purchase 300,000 shares of our common stock, with one third immediately vesting and the remainder vesting over two years. Upon termination without "just cause" as defined by this agreement, we would pay Mr. Green three months severance, as well as any unpaid bonuses and accrued vacation. No unvested options shall vest beyond the termination date. In November 2003, Mr. Green also received options to purchase 400,000 shares of our common stock, with vesting based on milestones. In July 2004, Mr. Green accepted the position of President and Acting Chief Executive Officer and received an increase in salary to $145,000. On November 9, 2004, Mr. Green resigned and all of his unvested options terminated. All of his vested options expired on February 7, 2005.

On March 4, 2003, we entered into a three year employment agreement with Ralph M. Ellison M.D., M.B.A. Pursuant to this employment agreement we agreed to pay Dr. Ellison a base salary of $200,000 per year. Upon the completion of the equity financing, Dr. Ellison received an increase in base salary to $300,000 per year, as well as a bonus on his anniversary of 30% of his yearly salary. We agreed to issue him options to purchase 2,000,000 shares of our common stock, with one third immediately vesting and the remainder vesting over two years. Upon termination without "just cause" as defined by this agreement, we would pay Dr. Ellison six months severance, as well as any unpaid bonuses and all of his options would immediately become vested in full. On July 9, 2004, Dr. Ellison resigned from and entered into a separation agreement and general release in which we agreed to pay Dr. Ellison six months' severance and provide him with the right to exercise his 2,000,000 vested options received pursuant to his employment agreement for a period of one year from his resignation date. These options expired on July 9, 2005 without being exercised.

Director Compensation

Directors who are compensated as full-time employees receive no additional compensation for service on our Board of Directors or its committees. Each director who is not a full-time employee is paid $2,000 for each board or committee meeting attended ($1,000 if such meeting was attended telephonically).

We maintain a stock option grant program pursuant to the nonqualified stock option plan, whereby members of the our Board of Directors who are not full-time employees receive an initial grant of fully vested options to purchase 50,000 shares of common stock, and subsequent annual grants of fully vested options to purchase 50,000 shares of common stock after re-election to our Board of Directors.

On November 10, 2004, we entered into a letter agreement with Alexander P. Haig, to serve as the Chairman of the Board of Directors. We agreed to issue to him options to purchase 1,000,000 shares of our common stock, with 500,000 vesting immediately and 500,000 vesting in one year. In addition, on November 10, 2004, we entered into a one year consulting agreement with Worldwide Associates, Inc., for a fee of $16,500 per month. Following his resignation from the Board of Directors on August 24, 2006, Mr. Haig had three months within which to exercise his stock options. These options have now expired. Mr. Haig is the managing director of Worldwide Associates, Inc. and ret. General Alexander M. Haig, Jr. is its President.

On December 23, 2002, we entered into a letter agreement with ret. General Alexander M. Haig, Jr. to serve as the Chairman of the Board of Directors. We agreed to pay General Haig a retainer of $50,000 per year, and issued to him options to purchase 2,000,000 shares of our common stock. On November 10, 2004, following his resignation from the Board of Directors, the retainer portion of this agreement was terminated and General Haig was given three years in which to exercise his options.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

The Compensation Committee of the Board of Directors is comprised of independent directors. The Compensation Committee provides overall guidance on compensation and benefits policy. In addition, the Compensation Committee approves and monitors:

•	executive compensation and benefits programs;
•	executive employment agreements
•	1995 Amended and Restated Omnibus Incentive Plan; and
•	2005 Equity Incentive Plan.

The primary objectives of the Compensation Committee are to ensure that the executive compensation and benefits programs:

•	are competitive with other growing companies of similar size and business;
•	are effective in driving performance to achieve financial goals and create stockholder value;
•	are cost-efficient and fair to employees, management and stockholders; and
•	are designed to attract, motivate, reward, and retain the competent and talented executives needed.

To achieve these objectives, the Compensation Committee meets at least once and usually several times during each fiscal year to review the existing compensation and benefits programs and to consider modifications that seek to provide a direct relationship between executive compensation and sustained corporate performance.

The Compensation Committee makes executive compensation decisions on the basis of total remuneration and seeks to create an integrated total remuneration program structured to balance short and long term financial goals. A significant amount of total compensation is comprised of bonus provisions which are specified in their contracts and which are intended to align executive interest with stockholder interest.

The Compensation Committee recommends to the Board of Directors a salary within a designated band for the respective executives which is based on merit, performance and length of service. Bonus provisions for all executives are based on increase (if any) of net incremental profit over prior year highest net profit.

Non-executive employees were granted stock options under the 1995 Amended and Restated Omnibus Incentive Plan and the 2005 Equity Incentive Plan, approved by the stockholders, also in order to motivate, reward, and retain them while meeting goals and allowing them to share in the growth.

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), we cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limit does not apply, however, to compensation that constitutes "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and the Treasury regulations promulgated thereunder. The Compensation Committee has considered the limitations on deductions imposed by Section 162(m) of the Code, and it is the Compensation Committee's present intention that, as long as it is consistent with its overall compensation objectives, substantially all federal income tax deductions attributable to executive compensation should not be subject to the deduction limitation of Section 162(m) of the Code.

Submitted by the Compensation Committee,

James S. Kuo, M.D., M.B.A.
Steve H. Kanzer, C.P.A., J.D.

Stock Performance Graph

The following graph compares the changes over the last five years in the value of $100 invested in (i) our Common Stock, (ii) the Standard & Poor's 500 Stock Index ("S&P 500 Index") and (iii) the American Stock Exchange Biotech Stocks indices. The year end values of each investment are based on share price appreciation and the reinvestment of all dividends.

Historical stock price performance shown on the performance graph is not necessarily indicative of future stock price performance.

Year	DOR BioPharma, Inc.	S&P 500 Index	Peer Group Index: BTK Index - BioTech on Amex
2001	103.00	86.96	91.53
2002	47.00	66.64	53.32
2003	78.00	84.22	77.26
2004	64.00	91.79	85.80
2005	27.00	94.55	107.34

RELATED PARTY TRANSACTIONS

In September 2003, we completed a private placement of our common stock at $0.79 per share realizing gross proceeds of $5,410,348. In addition to common stock, for each share purchased investors received a warrant to purchase an additional share of common stock exercisable at $0.8756 per share until the earlier of an average closing price of our common stock of $1.68 per share or September 15, 2008. Purchasers in this private placement, on the same terms and conditions as the other subscribers, included Steve H. Kanzer, a member of our Board of Directors, who purchased for $100,000, 125,628 shares of common stock and warrants exercisable at $0.79 per share to purchase an additional 125,628 shares. Accredited Equities, Inc., a broker-dealer owned solely by Mr. Kanzer received cash compensation of approximately $38,000, and warrants exercisable for five years at $0.8756 per share to purchase 150,752 shares of common stock were issued to an employee of Accredited Equities, Inc. (other than Mr. Kanzer) in consideration for placement services rendered as a selected dealer to the placement agent of this private placement.

In connection with our 2003 private placement, Evan Myrianthopoulos, one of our Directors acted as a selected dealer to introduce certain investors to our company. Mr. Myrianthopoulos received cash compensation of approximately $62,000 and 256,314 warrants to purchase shares of common stock exercisable for five years at $0.8756 per share.

In connection with our 2003 private placement, Paramount Capital, Inc., an investment bank associated with a stockholder owning over 5% of our common stock, acted as our placement agent and was paid cash compensation of approximately $380,000, was issued warrants to purchase 822,907 shares of our common stock exercisable for five years at $0.8756 per share and received an extension for an additional five years on pre-existing warrants to purchase 2,108,708 shares of common stock at $1.82 per share.

In March 2003, we issued 150,000 options each to Peter Salomon and Larry Kessel, members of our Board of Directors, as a finder's fee in connection with the hiring of Ralph Ellison, M.D. as our CEO and President.

In January 2003, in connection with our execution of definitive license agreements for our ricin and botulinum toxin vaccines, we issued to Accredited Ventures, Inc., a company solely owned by Mr. Kanzer, a member of our board of directors, 150,000 options to purchase our common stock exercisable at $0.58 per share and 150,000 options to purchase our common stock exercisable at $1.28 per share. Mr. Kanzer has requested that half of these options be redirected to an employee of Accredited Ventures, Inc.

See also the description of our consulting agreement with Worldwide Associates, Inc. set forth under "Director Compensation." Mr. Haig is the managing director and ret. General Alexander M. Haig, Jr. is the President of Worldwide Associates, Inc.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The table below provides information regarding the beneficial ownership of the Common Stock as of November 3, 2006. The table reflects ownership by: (1) each person or entity who owns beneficially 5% or more of the shares of our outstanding common stock, (2) each of our directors, (3) each of the Named Executive Officers, and (4) our directors and officers as a group. Except as otherwise indicated, and subject to applicable community property laws, we believe the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. Except as otherwise indicated, each stockholder's percentage ownership of our common stock in the following table is based on 68,778,401 shares of common stock outstanding as of November 3, 2006.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
Elliott Bossen	3,521,000	5.00%
SF Capital Partners (2)	3,817,046	5.42%
Christopher J. Schaber (3)	1,052,223	1.51%
Alexander P. Haig (4)	1,050,000	1.5%
Steve H. Kanzer (5)	2,135,635	3.06%
James S. Kuo (6)	155,000	*
T. Jerome Madison (7)	100,000	*
Evan Myrianthopoulos (8)	1,250,118	1.79%
Michael T. Sember (9)	1,700,880	2.42%
James Clavijo (10)	249,997	*
Robert Brey (11)	340,000	*
All directors and executive officers as a group (9 persons)	8,206,744	9.14%

* Indicates less than 1%.

(1) Includes 1,665,000 shares of common stock issuable upon exercise of warrants until August 2010. Reference to this was as reported on Schedule 13G filed with the SEC on March 21, 2005. According to the Schedule 13G, filed with the SEC on October 3, 2006, Elliot Bossen states that he is the beneficial owner of all these shares. Elliot Bossen is the managing member of Silverback Asset Management, LLC. The address for Elliot Bossen is 1414 Raleigh Road, Suite 250, Chapel Hill, NC 27517.

(2) Includes 1,139,387 shares of common stock beneficially owned by SF Capital Partners Ltd, 1,012,659 shares of common stock issuable upon exercise of warrants within 60 days and 1,665,000 shares of common stock issuable upon exercise of warrants until August 2010. Reference to this was as reported on Schedule 13G filed with the SEC on February 15, 2005. According to this Schedule 13G, Michael A. Roth and Brian J. Stark may be deemed to be beneficial owners of these shares as a result of their acting as managing members of Stark Offshore Management, LLC, which acts as investment manager and has sole power to direct the management of SF Capital. The address for SF Capital Partners Ltd. is 3600 South Lake Drive St. Francis, WI 53235.

(3) Represents 972,223 shares underlying options to purchase common stock within 60 days of November 3, 2006 and 80,000 common stock shares issued for consulting services prior to joining the Company. The address of Dr. Schaber is c/o DOR BioPharma, 1101 Brickell Ave., Suite 701-S, Miami, FL 33131.

(4) Consists of 1,050,000 shares underlying options to purchase common stock within 60 days of November 3, 2006. These stock options expired on November 22, 2006. The address of Mr. Haig is c/o DOR BioPharma, 1101 Brickell Ave., Suite 701-S, Miami, FL 33131.

(5) Includes 1,069,437 shares of common stock owned by Mr. Kanzer, 349,398 warrants to purchase shares of common stock and 716,800 shares underlying options to purchase common stock within 60 days of November 3, 2006. The address of Mr. Kanzer is c/o DOR BioPharma, 1101 Brickell Ave., Suite 701-S, Miami, FL 33131.

(6) Includes 150,000 shares underlying options to purchase common stock and 5,000 warrants to purchase shares of common stock within 60 days of November 3, 2006. The address of Dr. Kuo is c/o DOR BioPharma, 1101 Brickell Ave., Suite 701-S, Miami, FL 33131.

(7) Includes 100,000 shares underlying options to purchase common stock within 60 days of November 3, 2006. These stock options expire on November 23, 2006. The address of Mr. Madison is c/o DOR BioPharma, 1101 Brickell Ave., Suite 701-S, Miami, FL 33131.

(8) Includes 90,220 shares of common stock owned by Mr. Myrianthopoulos, 883,336 shares underlying options to purchase common stock and 276,562 warrants to purchase common stock within 60 days of November 3, 2006. The address of Mr. Myrianthopoulos is c/o DOR BioPharma, 1101 Brickell Ave., Suite 701-S, Miami, FL 33131.

(9) Includes 180,440 shares of common stock owned by Mr. Sember, 1,340,000 shares underlying options to purchase common stock and 180,440 warrants to purchase common stock within 60 days of November 3, 2006. The address of Mr. Sember is c/o DOR BioPharma, 1101 Brickell Ave., Suite 701-S, Miami, FL 33131.

(10) Includes 249,997 shares underlying options to purchase common stock within 60 days of November 3, 2006. The address of Mr. Clavijo is c/o DOR BioPharma, 1101 Brickell Ave., Suite 701-S, Miami, FL 33131.

(11) Includes 340,000 shares underlying options to purchase common stock within 60 days of November 3, 2006. The address of Dr. Brey is c/o DOR BioPharma, 1101 Brickell Ave., Suite 701-S, Miami, FL 33131.

Equity Compensation Plan Information

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-Average Exercise Price Outstanding options, warrants and rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders (1)	20,000,000	$ 0.49	3,000,644

(1) Includes our 1995 Amended and Restated Omnibus Incentive Plan and our 2005 Equity Incentive Plan.

PROPOSAL 2
AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES

General

Our Amended and Restated Certificate of Incorporation currently provides for 150,000,000 shares of authorized Common Stock. On November 24, 2006, our Board of Directors adopted a resolution to amend the Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock to 250,000,000, subject to stockholder approval of the amendment. No changes will be made to the number of authorized shares of our preferred stock.

The proposed amendment to the Amended and Restated Certificate of Incorporation will be effected by amending the first two introductory paragraphs of Article FOURTH thereof to read in full as follows:

"The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is two hundred fifty five million (255,000,000) shares, of which two hundred fifty million (250,000,000) shares, of par value of $.001 per share, shall be of a class designated "Common Stock," four million six hundred thousand (4,600,000) shares, of a par value of $.001 per share, shall be of a class designated "Preferred Stock," two hundred thousand (200,000) shares, of a par value of $.05 per share, shall be of a class designated "Series B Convertible Preferred Stock," and two hundred thousand (200,000) shares, of a par value of $.05 per share, shall be of a class designated "Series C Convertible Preferred Stock."

The designations, powers, preferences, privileges, and relative, participating, option, or other special rights and qualifications, limitations, or restrictions of the above classes of capital stock shall be as follows:"

A copy of the proposed amendment to our Amended and Restated Certificate of Incorporation is set forth in Annex A attached hereto.

Purpose of Charter Amendment

As of November 3, 2006, we had 68,778,401 shares of Common Stock outstanding. In addition, as of such date, 36.628.789 shares were reserved for issuance upon exercise of outstanding warrants and 11,649,339 shares were reserved for issuance upon exercise of presently outstanding options under the 1995 Amended and Restated Omnibus Incentive Plan and options granted under the 2005 Equity Incentive Plan. Based upon the foregoing number of outstanding and reserved shares of Common Stock, we have 32,943,471 shares remaining available for other purposes. We also have 3,000,644 shares available for future option grants under the 2005 Equity Incentive Plan and 0 shares available for future option grants under the 1995 Amended and Restated Omnibus Incentive Plan.

The proposed increase in the number of shares available for issuance under the Certificate is intended to provide the Board of Directors with authority, without further action of the stockholders, to issue the additional shares of Common Stock, from time to time in such amounts as the Board of Directors deems necessary. Without limitation of the foregoing, the additional shares may be issued in connection with (1) capital raising transactions through the sale of Common Stock and/or securities convertible into or exercisable for Common Stock in the private and/or public equity markets to support a higher level of growth, respond to competitive pressures, develop new products and services and support new strategic partnership expenditures and (2) strategic partnering or acquisition transactions involving the issuance of our securities.

We are currently negotiating various financing alternatives that may involve the issuance of additional shares of Common Stock. We have not made a determination or commitment as to whether we will pursue these or any other financing at this time.

In the absence of a proportionate increase in our earnings and book value, an increase in the aggregate number of outstanding shares of Common Stock caused by the issuance of the additional shares would dilute the earnings per share (including projected future earnings per share) and book value per share of all outstanding shares of our Common Stock. If such factors were reflected in the price per share of the Common Stock, the potential realizable value of a stockholder's investment could be adversely affected. An issuance of additional shares of Common Stock could therefore have an adverse effect on the potential realizable value of a stockholder's investment. The holders of outstanding shares of Common Stock have no preemptive rights to purchase additional shares.

The proposed increase in the authorized number of shares of Common Stock could have other effects on our stockholders. The increase could deter takeovers, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of us more difficult. For example, additional shares could be issued by us so as to dilute the stock ownership or voting rights of persons seeking to obtain control. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote "FOR" the approval of the amendment to our Amended and Restated Certificate of Incorporation.

PROPOSAL 3
RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors appointed Sweeney, Gates & Co., independent certified public accountants, as auditors of our financial statements for the year ending December 31, 2006, subject to the ratification of such appointment by stockholders at the Annual Meeting.

A representative of Sweeney, Gates & Co. is expected to be available at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote "FOR" ratification of Sweeney, Gates & Co. as our independent auditors for the year ending December 31, 2006.

	December 31,
	2005	2004

Audit fees	$91,265	$65,574
Audit related fees	4,801	-
Tax fees	12,956	22,488
Total	$109,022	$88,062

Audit Fees

The aggregate fees billed during the years ended December 31, 2005 and 2004 by Sweeney, Gates & Co., our principal accountants in 2005 and 2004, for the audit of our financial statements for each of those years and the review of our financial statements included in our Quarterly Reports on Form 10-QSB during those fiscal years were $91,265 and $65,574, respectively.

Audit Related Fees

Neither of our principal accountants billed us any fees during the years ended December 31, 2005 and 2004 for any assurance and related services.

Tax Fees

Our current principal accountants Sweeney, Gates & Co. billed us $12,956 and $22,488 for tax compliance, tax advice and tax planning for the year ended December 31, 2005 and 2004.

Other Fees

Neither of our principal accountants billed us for any services or products other than as reported above during our fiscal years ended December 31, 2005 and 2004.

Pre Approval Policies and Procedures

The audit committee has adopted a policy that requires advance approval of all audit services and permitted non-audit services to be provided by the independent auditor as required by the Exchange Act. The audit committee must approve the permitted service before the independent auditor is engaged to perform it.

The audit committee approved all of the services described above in accordance with its pre-approval policies and procedures.

OTHER MATTERS

Deadline for Stockholder Proposals

Under SEC Rule 14a-8, stockholder proposals for the annual meeting of stockholders to be held in 2007 will not be included in the Proxy Statement for that meeting unless the proposal is proper for inclusion in the Proxy Statement and for consideration at the next annual meeting of stockholders, and is received by our Secretary at our executive offices, no later than August 31, 2007. Stockholders must also follow the other procedures prescribed in SEC Rule 14a-8 under the Exchange Act, as well as our By-Laws, which contain requirements that are separate and apart from the SEC requirements of Rule 14a-8. Our By-Laws provide that stockholders desiring to bring business before the 2007 annual meeting, including nomination of a person for election to our Board of Directors, must provide written notice to our Secretary at our executive offices no earlier than 75 days, and no later than 45 days, before the one year anniversary of the mailing of this Proxy Statement. The written notice must include the information required by Section 2.4 of the By-Laws: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominee as a director pursuant to Regulation 14A under the Exchange Act, and such person's written consent to serve as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner, (ii) the class and number of shares of the Company that are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or such beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of our voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of our voting shares to elect such nominee or nominees.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you notify our Secretary at our executive offices. If you wish to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at our executive offices.

Financial Statements and Exhibits to Form 10-KSB

Our financial statements are contained in our Annual Report on Form 10-KSB for our fiscal year ended December 31, 2005 that was filed with the Securities and Exchange Commission on March 31, 2006, a copy of which is included with this proxy statement. Such report and the financial statements contained therein are not to be considered as a part of this soliciting material.

The Form 10-KSB included with this proxy statement does not include copies of the exhibits to that filing. We will furnish any such exhibit upon payment of a reasonable fee by request sent to us, c/o Corporate Secretary, Dor BioPharma, Inc., 1101 Brickell Avenue, Suite 701-S, Miami, Florida 33131.

Other Matters

Management knows of no matters that are to be presented for action at the meeting other than those set forth above. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their judgment on such matters.

The cost of this proxy solicitation will be borne by us. In addition to the solicitation of proxies by mail, our directors, officers and employees may also solicit proxies by telephone, facsimile, e-mail or other forms of communication, without special compensation for such activities. We will also request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at our expense. We will reimburse such banks, brokers, fiduciaries, custodians, nominees and other record holders for their reasonable out-of-pocket expenses of solicitation.

By order of the Board of Directors,

James Clavijo
Secretary

ANNEX A

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DOR BIOPHARMA, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is: DOR BioPharma, Inc.

2. The Amended and Restated Certificate of Incorporation, as amended, of the Corporation is hereby further amended by striking out the first introductory paragraphs of Article IV thereof, and by substituting in lieu thereof, the following new introductory paragraphs:

“The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is two hundred fifty-five million (255,000,000) shares, of which two hundred fifty million (250,000,000) shares, of par value of $.001 per share, shall be of a class designated “Common Stock,” four million six hundred thousand (4,600,000) shares, of a par value of $.001 per share, shall be of a class designated “Preferred Stock,” two hundred thousand (200,000) shares, of a par value of $.05 per share, shall be of a class designated “Series B Convertible Preferred Stock,” and two hundred thousand (200,000) shares, of a par value of $.05 per share, shall be of a class designated “Series C Convertible Preferred Stock.”

The designations, powers, preferences, privileges, and relative, participating, option, or other special rights and qualifications, limitations or restrictions of the above classes of capital stock shall be as follows:”

3. The Amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed on December , 2006.

Name:
Title:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
DOR BIOPHARMA, INC.
1101 Brickell Avenue, Suite 701-S, Miami, FL 33131

ANNUAL MEETING OF STOCKHOLDERS - December 29, 2006

The undersigned hereby appoints Christopher J. Schaber, Ph.D., the Chief Executive Officer and President of DOR BioPharma, Inc, and Evan Myrianthopoulos, the Chief Financial Officer of DOR BioPharma, Inc., or either of them, each with the power of substitution, and hereby authorizes each of them to represent and to vote as designated on the reverse side of this proxy card, all of the shares of Common Stock of DOR BioPharma, Inc. that the undersigned is entitled to vote at the annual meeting of stockholders to be held at 10:30 a.m., Eastern Daylight Time, on December 29, 2006 at the J.W. Marriott on the 5th Floor, 1109 Brickell Avenue, Miami, FL 33131, or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE OF THIS PROXY CARD FOR THE BOARD OF DIRECTORS AND FOR EACH OF THE OTHER PROPOSALS SET FORTH ON THE REVERSE SIDE.

The Board of Directors recommends you vote 'FOR' the nominees listed on the reverse side of this proxy card for the Board of Directors and 'FOR' the ratification of the appointment of Sweeney, Gates & Co. as the independent auditors for the fiscal year ending December 31, 2006.

CONTINUED AND TO BE SIGNED ON REVERSE

ANNUAL MEETING OF STOCKHOLDERS OF

DOR BIOPHARMA, INC.

December 29, 2006

Proxy Voting Instructions

MAIL—Date, sign and mail your proxy card in the envelope provided as soon as possible
-or-
TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
-or-
INTERNET—Access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 P.M. Easter Time the day before the cut-off or meeting date.

Company Number:

Account Number:

/Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2, 3 and 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE /X/

1. To elect six directors to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified:

_FOR ALL NOMINEES
_ WITHHOLD AUTHORITY FOR ALL NOMINEES _ FOR ALL EXCEPT (See instructions below

_Steve H. Kanzer, C.P.A., J.D.
_James S. Kuo, M.D., M.B.A.
_Evan Myrianthopoulos
_ Christopher J. Schaber, Ph.D.

*(INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: /x/

2. To approve the amendment to the Company’s Amended and Restated Certificate of Incorporation:

FOR _	AGAINST _	ABSTAIN _

3. To ratify the appointment of Sweeney, Gates & Co. as the independent auditors for fiscal year ending December 31, 2006:

FOR _	AGAINST _	ABSTAIN _

4. To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

FOR _	AGAINST _	ABSTAIN _

This proxy when properly signed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

IMPORTANT - PLEASE SIGN AND RETURN PROMPTLY

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  _

Signature:

Date:

Signature:

Date:

Note: Please sign exactly as name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.